Exhibit 99.1

Investar Holding Corporation Announces Completion of Wichita Falls Bancshares, Inc. Acquisition

Baton Rouge, La., January 2, 2026 (ACCESS Newswire) – Investar Holding Corporation (the “Company”) (Nasdaq:ISTR), the holding company of Investar Bank, National Association (the “Bank”), today announced the completion of its acquisition of Wichita Falls Bancshares, Inc. (“Wichita Falls”), the holding company for First National Bank (“FNB”) headquartered in Wichita Falls, Texas. An Agreement and Plan of Merger relating to the acquisition was previously announced in July 2025.

The acquisition became effective as of January 1, 2026. All of the issued and outstanding shares of Wichita Falls common stock were converted into aggregate merger consideration consisting of $7.2 million in cash and 3,955,334 shares of Company common stock for an aggregate transaction value of approximately $112.9 million. This value is based on the Company’s closing stock price on December 31, 2025 of $26.72 per common share. Additionally, David Flack and James Dunkerley, two former directors of Wichita Falls and FNB, were appointed to the Board of Directors of the Company and the Bank upon completion of the acquisition.

John D’Angelo, President and Chief Executive Officer, commented, “Investar is excited to expand our footprint into the north Dallas and Wichita Falls markets through the acquisition of First National Bank. This transaction represents the continued execution of our multi-state expansion strategy combining two community banks with a history of service, an alignment of culture, and a common commitment to enhancing shareholder value. We are excited about this partnership and look forward to welcoming First National Bank’s customers, shareholders and employees to the Investar family.

Additionally, we are pleased to welcome Dave Flack and Jim Dunkerley to the Board of Directors. We are confident their extensive experience and strong relationships in the north Dallas and Wichita Falls markets will strengthen the quality of our board and add value to our organization.”

At December 31, 2025, FNB had $1.2 billion in total assets, $1.0 billion in net loans and $1.0 billion in total deposits.

Janney Montgomery Scott LLC acted as financial advisor, and Fenimore Kay Harrison LLP served as legal counsel, to the Company on the merger transaction. Bradley Arant Boult Cummings LLP served as legal counsel, and Olsen Palmer LLC served as financial advisor, to Wichita Falls.

About Investar Holding Corporation

Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 29 branch locations serving Louisiana, Texas, and Alabama. At September 30, 2025, the Bank had 326 full-time equivalent employees and total assets of $2.8 billion.

Forward-Looking Statements

This press release may include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and assumptions about our business that are subject to a variety of risks and uncertainties that could cause the actual results to differ materially from those described in this press release. You should not rely on forward-looking statements as a prediction of future events. Additional information regarding factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in reports and registration statements we file with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, copies of which are available on the Investar website at www.investarbank.com.

We disclaim any obligation to update any forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based except as required by law.

Contact:

Investar Holding Corporation

John R. Campbell

Executive Vice President and Chief Financial Officer

(225) 227-2215

John.Campbell@investarbank.com